Exhibit 10.3

PRECISION CASTPARTS CORP.
DEFERRED COMPENSATION PLAN
January 1, 2016

Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam, Suite 440
Portland, OR 97239    Company

80419146.6 0062232-00003.033

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ARTICLE 7 Payment of Accounts		8

7.01	Time and Manner of Payment	8
7.02	Separation from Service	8
7.03	Subsequent Election	9
7.04	Payment on Death	9
7.05	Accelerated Payment Because of Change in Law	10
7.06	In-service Withdrawals and Distributions	10

ARTICLE 8 Amendment and Termination		10

8.01	Termination	10
8.02	Amendment	10

ARTICLE 9 Claims Procedures		11

9.01	Adoption of Procedures	11
9.02	Decision on Initial Claim	12
9.03	Review of Denied Claim	13

ARTICLE 10 General Provisions		14

10.01	Governing Law	14
10.02	Not a Contract of Employment	14
10.03	Attorneys' Fees	14
10.04	Change in Form of Organization	14
10.05	Notices	14
10.06	Action by Company or Employer	15
10.07	Offset for Obligations to Employer	15
10.08	Delay of Nondeductible Payments	15
10.09	Withholding	15
10.10	Severability	15

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INDEX OF TERMS

Term	Section	Page
Account	6.01	6
Administrator	3.01-1	3
Affiliate	2.01	2

Beneficiary	7.04-3	10
Board	1.01	2
Bonus	5.01-1	5

CEO	3.01-1	3
Code	Preamble	1
Commencement Date	7.01-1	8
Company	Header	1

Elective Deferrals	5.01-1	5
Executives	Preamble	1
Employer	2.01	2
ERISA	Preamble	1

IRS	Preamble	1

Participant	4.02-1	4
Plan	Preamble	1
Plan Year	1.04	2

Salary	5.01-1	5
Separation Date	7.01-1(a)	8
Separation from Service	7.02-1	8
Specified Employee	7.02-2	9
Subsequent Election	7.03-1	9

Treasury	Preamble	1

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PRECISION CASTPARTS CORP.
DEFERRED COMPENSATION PLAN
January 1, 2016
Precision Castparts Corp.,
an Oregon corporation
4650 SW Macadam, Suite 440
Portland, OR 97239    Company

The Company adopts and establishes the Precision Castparts Corp. Deferred Compensation Plan (the “Plan”) as an unfunded program of deferred compensation for a select group of management or highly compensated employees (“Executives”). The Plan is not a successor to or restatement of the Precision Castparts Corp. Executive Deferred Compensation Plan.
The Plan is intended to constitute a nonqualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). Further, this Plan is intended to comply with section 409A of the Internal Revenue Code (the “Code”) and is to be construed in accordance with Code section 409A, related regulations, and such additional regulatory and/or other guidance as may be issued by the Internal Revenue Service (“IRS”) or the U.S. Department of Treasury (“Treasury”) from time to time with respect to Code section 409A.
Without affecting the validity of any other provisions of the Plan, to the extent that any Plan provision does not meet the requirements of Code section 409A or related regulations (including modifications and amendments thereto), the Plan shall be construed and administered as necessary to comply with such requirements until the Plan is appropriately amended to comply with such requirements.
This Plan shall function solely as a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated Beneficiary, or any other person.

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ARTICLE 1

Effective Date; Purpose and Nature of Plan; Plan Year

1.01	Effective Date
The Plan is generally effective as of January 1, 2016. Irrevocable deferral elections for compensation payable after the effective date may be made on or after the date the Plan is adopted by the Board of Directors (“Board”).

1.02	Purpose of Plan
The purpose of the Plan is to assist the Company and its adopting Affiliates under 2.01 in attracting and retaining key executives by providing such executives with the opportunity to make arrangements for retirement income through means not otherwise available to them due to legal, plan design, and economic considerations affecting the Company’s and Affiliates’ tax‑qualified retirement plans for employees generally.

1.03	Nature of Plan
The Plan is intended to be and shall be administered and maintained by the Company and adopting Affiliates as an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) and related provisions of ERISA, as amended from time to time, and related Department of Labor regulations.

1.04	Plan Year
The “Plan Year” shall be the calendar year.
ARTICLE 2

Application to the Company and Affiliates

2.01	Definition of Employer and Affiliate
The Plan shall apply to the Company and to any Affiliate that employs an eligible Executive (collectively referred to herein as “Employer”). “Affiliate” means an entity in which the Company owns more than a 50 percent interest directly or constructively under Treasury regulation section 1.414(c)-4.

2.02	Transfers of Employment
Transfer of employment between Affiliates shall not cause a Separation from Service or otherwise alter participation in the Plan, except as required by law. Irrevocable deferral elections remain in effect as long as a Participant is employed by the Company or an Affiliate.

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2.03	Benefit Obligations of Company and Affiliates
2.03-1    Except as provided in 2.03-2, benefits payable under the Plan shall be an obligation of the Company.
2.03-2    The Company may charge administrative or other costs to an Affiliate with respect to that Affiliate’s covered Executives.
ARTICLE 3

Administration

3.01	Administrator
3.01-1    The Plan shall be administered by an officer of the Company (the “Administrator”) appointed by the Company’s chief executive officer (the “CEO”).
3.01-2    If a trust is established under 6.04-2, the trustee shall be given the name and specimen signature of the Administrator and the CEO.
3.01-3    Administrative documents may be signed by the Administrator or for the Administrator by another Company employee designated by the Administrator.
3.01-4    The Administrator shall not receive separate compensation (apart from compensation as a Company employee) for services as the Administrator. The Administrator shall be reimbursed for all expenses.

3.02	Administrator Powers and Duties
3.02-1    Except as provided in 3.02-2, the Administrator shall interpret the Plan, decide any questions about the rights of Participants, and generally administer the Plan. Any decision by the Administrator shall be final and bind all parties. The Administrator shall have absolute discretion in carrying out responsibilities under the Plan.
3.02-2    No Executive with authority to interpret the Plan as Administrator or a delegate may do so if the interpretation affects the benefit of that Executive without having the same effect on substantially all other similarly situated Participants.
3.02-3    The Administrator shall keep records of all relevant data about the rights of all persons under the Plan. The Administrator shall determine eligibility to make deferrals and the time, manner, amount, and recipient of payment of benefits.
3.02-4    The Administrator may delegate all or part of the administrative duties to one or more agents and may retain advisors for assistance in carrying out administrative duties. The Administrator may consult with and rely upon the advice of counsel, who may be counsel for the Company.

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3.02-5    The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator shall deem expedient to carry out the Plan, and the Administrator shall be the sole and final judge of such expediency.

3.03	Indemnity
3.03-1    The Company shall indemnify and defend any Plan fiduciary who is an officer or employee of the Company or a member of the Board, or the board of directors of any Affiliate, from any claim or liability that arises from any action or inaction in connection with the Plan, subject to 3.03-2 through 3.03-4.
3.03-2    Indemnity shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interests of Participants, the Company, or an Affiliate.
3.03-3    Indemnity shall be reduced to the extent of any insurance coverage.
3.03-4    Negligence by the fiduciary shall be covered to the fullest extent permitted by law, subject to the foregoing limitations.
ARTICLE 4

Eligibility and Participation

4.01	Eligibility
Executives designated by the Board, in its discretion, shall be eligible to participate in the Plan. The Board may delegate its authority to designate eligible Executives.

4.02	Participation
4.02-1    “Participant” means an eligible Executive who has elected to defer compensation under 5.01.
4.02-2    Participation shall continue until the Participant has been paid all amounts in accordance with the Plan. An individual who ceases to be an eligible Executive or who the Administrator determines is no longer eligible shall continue to be a Participant, subject to the following:
(a)    The Participant’s existing Elective Deferral elections shall remain in effect in accordance with their terms; and
(b)    The Participant shall not be eligible to make any additional Elective Deferrals.

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ARTICLE 5

Elective Deferrals

5.01	Deferral Elections
5.01-1    An eligible Executive may elect to defer a percentage or amount of future Salary and Bonus compensation in accordance with the following provisions (“Elective Deferrals”). “Salary” means regular compensation paid monthly or on a more frequent payroll schedule. Other taxable payments and all nontaxable payments (including expense reimbursements and taxable or nontaxable fringe benefits) shall not be considered Salary. “Bonus” means an amount payable under an annual bonus arrangement pursuant to which the eligible Executive may become entitled to additional compensation from Employer for performance in a fiscal year. Elections shall be subject to the rules in 5.01-2 through 5.01-7.
5.01-2    Subject to 5.01-4 and 5.01-6, an election to defer Salary must be filed with the Administrator and shall be irrevocable and effective not later than the end of the Plan Year before the Plan Year for which the election applies.
5.01-3    Subject to 5.01-4 and 5.01-6, an election to defer a Bonus must be filed with the Administrator and shall be irrevocable and effective not later than the start of performance period for the Bonus.
5.01-4    The following shall apply to an Executive who first becomes eligible after the start of a Plan Year:
(a)    The individual may elect to defer Salary and Bonus compensation for services performed after the election by submitting the election within 30 days after becoming eligible.
(b)    All arrangements that are required to be aggregated under applicable law shall be considered. An individual shall not be treated as first becoming eligible under the Plan if the individual is already eligible under another arrangement that is aggregated with the Plan to determine the “plan” under Code section 409A that covers the individual.
5.01-5    A deferral election shall designate the time and form of payment as provided in 7.01 in accordance with procedures established by the Administrator, subject to the following:
(a)    If a Participant fails to designate a time and form of payment, the Participant shall be deemed to have elected to receive payment in a single lump sum after Separation from Service.
(b)    A valid time and form of payment election shall apply to subsequent Elective Deferrals, unless the Participant designates a different time and form of payment in a subsequent valid deferral election.

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5.01-6    Deferral elections may be expressed as a percentage of, or as a dollar amount from, Salary or a Bonus. The maximum deferral percentage for Salary is 90 percent, and the maximum deferral percentage for Bonus is 100 percent. Deferral elections may be made for Salary but not Bonus, or vice versa, or both, and may be different for each. The CEO may change the maximum deferral percentage for Salary and/or Bonus to be effective for deferral elections submitted after the change.
5.01-7    Elective Deferral amounts shall be credited to the Participant’s Account under ARTICLE 6.
ARTICLE 6

Participants’ Accounts

6.01	Establishment of Accounts
The Administrator shall establish and maintain an “Account” for each Participant solely for record-keeping purposes. Each Account shall begin with an opening balance of zero dollars. A separate Account shall be established or kept for each Participant’s Elective Deferrals for each different time and manner of payment combination elected by the Participant.

6.02	Credit to Account
Elective Deferrals shall be credited to a Participant’s Account as of the date the Salary or Bonus compensation would otherwise be payable.

6.03	Earnings Adjustment
6.03-1    The Company shall credit earnings to each Participant’s Account, based on guideline investment earnings, until the entire Account has been paid out, as follows:
(a)    The Administrator shall establish guideline investment funds with investment objectives fixed by the Administrator, and may change the funds in its discretion. The guideline funds may parallel mutual funds or other investments available under any insurance policy or policies purchased by the Company in connection with the Plan, or mutual funds available under a qualified plan of the Company.
(b)    The Administrator shall credit Accounts with each Account’s proportional share of the earnings (which may be negative) of the established guideline investment funds in accordance with procedures established by the Administrator.

6.04	Unfunded Nature of Accounts
6.04-1    The Accounts and all amounts payable under the Plan shall be unfunded under ERISA and the Code and payable only from the general assets of the Company.

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Participants and Beneficiaries entitled to benefits shall have no interest in any assets of the Company or Affiliate, or in any funded benefit arrangement (such as a tax-qualified retirement plan) maintained by the Company or Affiliate, and shall have no rights greater than the rights of any unsecured general creditor of the Company or Affiliate, as applicable.
6.04-2    The Company or other adopting Affiliate may establish a trust with a financial institution in connection with benefits under the Plan as well as any other unfunded executive deferred compensation plans maintained by the Company or an Affiliate. Such a trust, if created, shall be a “grantor trust” for tax purposes and shall provide that any assets contributed to the trustee shall be used exclusively for payment of benefits under the unfunded executive deferred compensation plans of the Company or Affiliate except in the event the Company or Affiliate becomes insolvent, in which case the trust fund shall be held for payment of the Company’s or Affiliate’s obligations to its general creditors.

6.05	Annual Statement of Account
After the end of each calendar year, the Administrator shall furnish to each Participant a statement showing the balance of the Participant’s Account at the beginning and the end of the year and the amounts added to or subtracted from the Participant’s Account during the year.

6.06	Nonassignment
6.06-1    The rights of a Participant under the Plan are personal. Except for payments after a Participant’s death, no interest of a Participant or a Beneficiary entitled to benefits under the Plan may be assigned, transferred, seized by legal process, or subjected to the claims of creditors in any way.
6.06-2    The rights of a Participant and any Beneficiary entitled to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. In particular, such rights are not subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary.

6.07	FICA Withholding
Amounts credited under 6.02 shall be treated as wages for purposes of FICA tax when the deferred amount would otherwise have been paid. The amount required to be withheld from any Participant for FICA tax at any time shall, in the discretion of the Administrator, be withheld from either (i) other non-deferred compensation payable to the Participant, or (ii) the Elective Deferral, in which case the Elective Deferral amount credited to a Participant’s Account will be net of all required tax withholdings. The Administrator may not, directly or indirectly, allow any Participant to choose which method of FICA withholding will apply to him or her.

6.08	Vesting
A Participant’s Accounts shall be fully vested at all times.

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ARTICLE 7

Payment of Accounts

7.01	Time and Manner of Payment
7.01-1    Subject to 7.02-2, 7.03, 7.04-1 and 7.05, a Participant’s Account shall be paid or payment of the Account shall commence as provided in 7.01-2 after one of the following dates (the “Commencement Date”):
(a)    The date the Participant has a Separation from Service with the Company under 7.02 (the “Separation Date”); or
(b)    The date that is from 1 to 10 whole years (as elected by the Participant) after the Separation Date.
7.01-2    The manner of payment of a Participant’s Account shall be in one or a combination of the following:
(c)    In a single lump sum payment as soon as practicable after the end of the calendar year in which the Commencement Date occurs.
(d)    In 1 to 10 substantially equal annual installments. If a Participant postpones commencement of payment by selecting a date under 7.01-1(b), the number of years of postponement plus the number of installments selected under this section shall not total more than 10. Installments shall be payable as soon as practicable after the end of each calendar year, commencing with the end of the calendar year in which the Commencement Date occurs. The amount of each installment payment shall be determined by dividing the Account as of each calendar year-end by the number of remaining payments.
7.01-3    The time and manner of payment under 7.01-1 and 7.01-2 shall be selected by each Participant under 5.01.

7.02	Separation from Service
7.02-1    “Separation from Service” shall occur upon termination of the Participant’s employment with the controlled group of corporations or commonly controlled trades or businesses, as defined in Code section 414(b) and (c), of which the Company is a member. The Participant shall not be regarded as having a Separation from Service if:
(a)    The Participant is on leave from the Employer for up to six months or for longer with reemployment rights protected by statute or contract; or
(b)    The Participant will continue performing services for the Employer, and the Participant and the Company reasonably anticipate that the level of such continuing services, whether as an employee or an independent

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contractor, will be at a rate of 50 percent or more of the average level during the immediately preceding 36-month period.
7.02-2    All payments upon a Separation from Service shall not be paid to the Participant until six months following the Separation Date, regardless of whether the Participant is a Specified Employee. Subject to 7.01, all amounts due during such six months shall be paid as soon as practicable after the six months has expired. “Specified Employee” means a “key employee” as defined in Code section 416(i), determined without regard to Code section 416(i)(5).

7.03	Subsequent Election
7.03-1    Subject to 7.03-2, a Participant may elect once to change the time and manner of payment of one or more Elective Deferrals under 7.01 by filing a “Subsequent Election.”
7.03-2    The following requirements apply to Subsequent Elections:
(a)    The Subsequent Election must be in writing on a form prescribed by the Administrator and must be consistent with one of the time and manner of payment combinations permitted in 7.01.
(b)    The Subsequent Election must be delivered to the Administrator not less than 12 months before January 1 of the year following the year of the previous Commencement Date.
(c)    The Participant must select a new Commencement Date at least five years later than the previous Commencement Date.

7.04	Payment on Death
7.04-1    A Participant’s Account shall be payable under 7.04-2 on the Participant’s death regardless of the provisions of 7.01.
7.04-2    The manner of payment under 7.04-1 shall be as follows:
(a)    If the Beneficiary is the surviving spouse and the Participant elected installments but died before starting to receive payments, the spouse’s payments shall begin as soon as practicable after the following December 31, and the period selected under 7.01-2(b) for the Participant’s payments shall govern. If the Participant had already started receiving installments, the surviving spouse shall receive the installments for the remainder of the term selected by the Participant.
(b)    If the Beneficiary is the surviving spouse and the Participant did not elect installments, or if the Beneficiary is not the surviving spouse, a lump sum shall be paid as soon as practicable to the Beneficiary.

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7.04-3    On death of a surviving spouse receiving installments under 7.04-2(a), the Account shall be paid in a single sum to the spouse’s estate as soon as practicable after death.
7.04-4    “Beneficiary” means the individual or trust designated by the Participant in writing in accordance with procedures established by the Administrator.
7.04-5    If a Participant does not have a valid Beneficiary designated at the time of the Participant’s death, the Participant’s Account shall be paid in the following priority:
(a)    To the Participant’s surviving spouse.
(b)    To the Participant’s surviving children in equal shares.
(c)    To the Participant’s estate.

7.05	Accelerated Payment Because of Change in Law
The Administrator may pay a Participant’s Account in full upon determining that due to a change in the federal tax laws, regulations, or Treasury rulings, including but not limited to Code section 409A, or due to other legal authority that the Administrator determines to be applicable to a Participant’s Accounts, a Participant must currently recognize income for federal income tax purposes.

7.06	In-service Withdrawals and Distributions
In-service loans, withdrawals and distributions of any kind shall not be permitted.
ARTICLE 8

Amendment and Termination

8.01	Termination
8.01-1    Subject to 8.01-2, the Board may terminate the Plan and provide for payment of amounts under all Accounts as follows:
(a)    No payments, other than payments that would be payable if the termination had not occurred, will be made within 12 months of the termination of the Plan.
(b)    All payments shall be made within 24 months of the termination of the Plan.
8.01-2    Any amendments to the Plan in connection with termination shall not reduce amounts credited to Accounts, and earnings credits shall continue pending full payment.

8.02	Amendment

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8.02-1    The Plan may be amended at any time by any of the following methods:
(a)    The Board may adopt any amendment to the Plan.
(b)    The CEO may amend the Plan to make any change that does not result in a material increase in the Company’s costs.
(c)    The CEO may amend this plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify the Plan. The CEO may delegate this amendment authority.
8.02-2    If the amendment ceases Salary and Bonus deferrals, the following shall apply:
(a)    Elective Deferrals under 5.01 that are irrevocable at the time of the amendment shall be given effect in accordance with their terms, unless the Company terminates the Plan.
(b)    Earnings credits shall continue.
8.02-3    No amendment may reduce the amount credited to any Account as of the date the notice of amendment is issued to Participants.
8.02-4    No amendment may change the Plan in a way that would cause the terms or operation of the Plan to fail to comply with the requirements of Code section 409A, but the Company shall have no liability if the Plan fails to comply with Code section 409A, unless the violation is deliberate and the Company has knowledge of the violation.
8.02-5    Unless otherwise restricted by law or the express terms of the Plan, amendments may be effective as of any date provided in the amendment document, including a retroactive effective date.
8.02-6    Notwithstanding any restriction in the Plan, the Company may amend the Plan from time to time to comply with Code section 409A or with other legal requirements that would cause material adverse consequences to Participants if violated. Participant consent to such amendments is not required.
ARTICLE 9

Claims Procedures

9.01	Adoption of Procedures
The Administrator shall establish administrative processes and safeguards to ensure and verify that claims decisions are made in accordance with the Plan and that, when appropriate, Plan provisions have been applied consistently with respect to similarly situated

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claimants. Any person claiming a payment or requesting an interpretation, ruling, or information under the Plan shall present the request in writing to the Administrator.

9.02	Decision on Initial Claim
The Administrator will respond to a claim as follows:
9.02-1    The Administrator will notify the claimant of an adverse determination within a reasonable time not longer than 90 days after the Administrator receives the claim, unless special circumstances require an extension of time.
9.02-2    The Administrator will notify a claimant in writing of the need for any extension under 9.02-1 before the end of the initial 90 days. Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected. Any extension will be no longer than another 90 days after the initial period.
9.02-3    If the claim involves a disability determination, the Administrator will notify the claimant of an adverse determination within 45 days after the Administrator receives the claim, unless special circumstances require an extension of time, which shall be subject to the following:
(a)    The Administrator will notify a claimant in writing of the need for an extension, which will be no more than 30 days, unless a second extension is required, which will be no more than an additional 30 days.
(b)    If an extension of time to decide a disability claim is required because the claimant failed to supply information specified in the extension notice, the claimant will have at least 45 days in which to provide the information, and the time for deciding the claim will be delayed by the number of days until the claimant responds to the request for additional information or until the date for the claimant to respond has passed, whichever occurs first.
9.02-4    The Administrator will provide the claimant with written or electronic notification of any adverse determination on a claim, including:
(a)    The specific reason(s) for the determination.
(b)    Reference to the specific Plan provisions on which the determination is based.
(c)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why it is necessary.
(d)    A description of the review procedures under 9.03 and the applicable time limits.

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(e)    A statement of the claimant’s right to bring a legal action under ERISA following any adverse determination on review.

9.03	Review of Denied Claim
Any person whose claim or request is denied may request review by notice in writing to the Administrator in accordance with the following:
9.03-1    A request to review a claim must be submitted to the Chair of the Board in writing no later than:
(a)    For claims that involve a disability determination, 180 days after the claimant receives notice of the adverse determination.
(b)    For all other claims, 60 days after the claimant receives notice of the adverse determination.
9.03-2    The claimant may submit written comments, documents, records, and other information relating to the claim. Upon request and at no charge, the claimant may have copies of any document, record, or other information that was relied on in making the determination; was submitted, considered, or generated in the course of making the determination, whether or not relied on; or demonstrates compliance with the processes and safeguards under 9.02.
(a)    The Board’s review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, whether or not considered in the initial determination.
(b)    If the appeal is for a claim that involves a disability determination, the claimant shall be provided the name of any medical or vocational expert whose advice was obtained in reviewing the initial claim.
(c)    If the appeal is for a claim that involves a disability determination, the Board will not defer to the initial claim denial. If the denial was based on a medical judgment, the Board will consult a medical professional, such as a doctor, trained in the medical field involved in judging the disability claim. The person consulted will not be the same person consulted in deciding the initial claim.
(d)    The Board may, but shall not be required to, grant the claimant a hearing.
9.03-3    The Board shall review any appeal and shall respond as follows:
(a)    The Board will notify the claimant of its determination on review within a reasonable time not longer than 60 days (45 days in the case of a claim involving a disability determination) after the Chair of the Board receives

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the request for review, unless an extension of time is required for a hearing or other special circumstances.
(b)    The Board will notify a claimant in writing of the need for any extension before the end of the initial 60 days (45 days in the case of a claim involving a disability determination). Any notice of extension will indicate the special circumstances requiring the extension and the date by which a decision is expected. No extension will be longer than another 60 days (45 days in the case of a claim involving a disability determination) after the initial period.
9.03-4    The Board will provide the claimant with written or electronic notification of its determination on appeal. If the determination is adverse, the notice will include the specific reason or reasons for the determination; reference to the specific Plan provisions on which the determination is based; a statement that, upon request and at no charge, the claimant may have copies of any document, record, or other information under 9.03-2; and a summary of the claimant’s right to bring a civil action under ERISA.
ARTICLE 10

General Provisions

10.01	Governing Law
Except as preempted by federal law, the Plan shall be construed according to the laws of Oregon without regard to principles of conflict of law.

10.02	Not a Contract of Employment
Nothing in the Plan shall give any employee the right to continued employment. The Plan shall not prevent discharge of any employee at any time for any reason.

10.03	Attorneys’ Fees
If suit or action is instituted to enforce any rights under the Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.

10.04	Change in Form of Organization
If the Company or an adopting Affiliate merges, consolidates, or otherwise reorganizes, or if its business or assets are acquired by another company, the Plan shall continue with respect to those eligible Executives who continue in the employ of the successor company. This transition of Employers shall not be considered a Separation from Service for purposes of the Plan. In such an event, however, a successor corporation may terminate the Plan on the effective date of the succession by notice to Participants within a reasonable time no later than 90 days after the succession.

10.05	Notices

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Any notice under the Plan shall be in writing or by electronic means and shall be effective when actually delivered or, if mailed, when deposited postage prepaid. Mail shall be directed to the Company at the address stated in the Plan, to the Participant at the address stated in the deferral election, to a Beneficiary entitled to benefits at the address stated in the Beneficiary designation, or to such other address as a party may specify by written notice to the other parties. Notices to the Administrator shall be sent to the Company’s address. Notices to an Affiliate shall be sent to the Affiliate’s address in the Affiliate’s Adoption Statement and to the Company at the address stated in the Plan.

10.06	Action by Company or Employer
10.06-1    Except as otherwise provided in the Plan, all Company or Employer functions or responsibilities shall be exercised by the Board, which may delegate those functions or responsibilities to a duly authorized committee of the Board, or to a person or persons authorized by resolution of the Board.
10.06-2    Membership on the Board, or on the board of directors of an adopting Affiliate shall not, by itself, cause a person to be considered a Plan fiduciary.

10.07	Offset for Obligations to Employer
If, at such time as a Participant or a Participant’s Beneficiary becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to an Employer or an Affiliate, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owing it or an Affiliate against the after-tax amount of benefits otherwise distributable hereunder.

10.08	Delay of Nondeductible Payments
The Employer may delay any payment to the extent that the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would be limited or eliminated by application of Code section 162(m). A delayed payment will be made at the earliest date the Employer reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Code section 162(m).

10.09	Withholding
The Company or an Employer may withhold from any amounts paid under the Plan any income tax or other amounts as required by law.

10.10	Severability
If any term or provision of the Plan shall be found by a court of competent jurisdiction to be invalid, or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of the Plan, and such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and

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obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.
[signature page follows]

Company	PRECISION CASTPARTS CORP.
By: /s/ Ruth A. Beyer
Signature
Ruth A. Beyer
Print or type name

Date signed: December 15 , 2015

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